EXHIBIT 99.5(b)

Portfolio Management Agreement - Capital Guardian Trust Company

PORTFOLIO MANAGEMENT AGREEMENT

AGREEMENT made this 12th day of November, 1987 among Pacific Mutual Life Insurance Company, a California Company ("Pacific Mutual"), Capital Guardian Trust Company, a California Corporation ("Capital Guardian"), and Pacific Select Fund, a Massachusetts Business Trust (the "Fund").

WHEREAS, Pacific Select Fund, is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company and is authorized to issue separate series, each of which will offer a separate class of shares of beneficial interest, each series having its own investment objective, policies and limitations;

WHEREAS, the Fund intends initially to offer shares in eight classes to be designated as the Money Market Series, Managed Bond Series, High Yield Bond Series, International Series, Government Securities Series, Growth Series, Equity Income Series, and Multi-Strategy Series, (the "Initial Series");

WHEREAS, the Fund has retained Pacific Mutual to render investment management and administrative services to the Initial Series;

WHEREAS, Pacific Mutual represents and warrants that it is a duly registered investment adviser under the Investment Advisers Act of 1940 ("Advisers Act"), as amended;

WHEREAS, Capital Guardian represents and warrants that it is a "bank" as that term is defined in the 1940 Act and the Advisers Act; and

WHEREAS, Pacific Mutual and the Fund desire to retain Capital Guardian to furnish portfolio management services to the Growth Series, Equity Income Series and Multi-Strategy Series in connection with Pacific Mutual's investment management activities on behalf of the Series, and Capital Guardian is willing to furnish such services to Pacific Mutual and the Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between Pacific Mutual, Capital Guardian and the Fund as follows:

1. Appointment. Pacific Mutual and the Fund hereby appoint Capital Guardian to act as Portfolio Manager to the Growth Series, Equity Income Series and Multi-Strategy Series, (the "Series"), for the periods and on the terms set forth in this Agreement. Capital Guardian accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

In the event the Fund designates one or more classes other than the Series with respect to which Pacific Mutual and the Fund desire to retain Capital Guardian to render portfolio management services hereunder, they shall notify Capital Guardian in writing. If Capital Guardian is willing to render such services, it shall notify Pacific Mutual and the Fund in writing, whereupon such class shall become a Series hereunder, and be subject to this Agreement.

2. Portfolio Management Duties. Subject to the supervision of Pacific Mutual and the Fund's Board of Trustees, Capital Guardian will provide a continuous investment program for the Series' portfolios, including investment research and management with respect to all securities and investments and cash equivalents in the portfolios. Capital Guardian will provide the services under this Agreement in accordance with the Series' investment objectives, policies and restrictions as stated in their registration statement filed with the Securities and Exchange Commission ("SEC"), as amended. Capital Guardian further agrees that it will:

(a) conform to and comply with all applicable rules and regulations of the 1940 Act, all other applicable federal and state laws and regulations and with any applicable procedures adopted by the Fund's Board of Trustees;

(b) place orders pursuant to its investment determinations for the Series either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, Capital Guardian will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, Capital Guardian may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide it with research advice and other services of lawful assistance to Capital Guardian in serving the Series as Portfolio Manager;

(c) on occasions when the Capital Guardian deems the purchase or sale of a security to be in the best interest of the Fund as well as its other clients, Capital Guardian may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement. In such event, allocation of the securities so purchased or sold will be made by Capital Guardian in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. Securities so allocated shall be delivered in proportions to the consideration paid. The expenses incurred in the transaction shall be allocated pro rata.

(d) in connection with the purchase and sale of securities of each Series, Capital Guardian will arrange for the transmission to custodian for the Fund on a daily basis, such confirmation, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Series. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, Capital Guardian will arrange for the automatic transmission of the confirmation of such trades to the Fund's custodian.

(e) Capital Guardian will make available to Pacific Mutual and the Fund promptly upon their request all its investment records and ledgers to assist Pacific Mutual and the Fund in their compliance with respect to the Series' securities transactions as required by the 1940 Act and the Investment Advisers Act of 1940, as well as other applicable laws. Capital Guardian will furnish the Fund's Board of Trustees with respect to the Series such periodic and special reports as Pacific Mutual and the Trustees may reasonably request. Capital Guardian will furnish to regulatory authorities any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

(f) Capital Guardian will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement, and will keep confidential any information obtained pursuant this service relationship, and disclose such information only if the Board of Trustees of the Fund has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

(g) In rendering the services required under this Agreement, Capital Guardian may, from time to time, employ or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement, subject to approval by a majority of the Fund's Board of Trustees and a majority of Trustees who are not parties to any agreement or contract with such person or persons and who are not "interested persons," as defined in the 1940 Act, of the Fund, Capital Guardian, or any such person or persons, and to approval by the vote of a majority of the outstanding voting securities of the Fund to the extent required by the 1940 Act. Capital Guardian shall be responsible for making inquiries and for insuring that any employee of Capital Guardian, any person or firm that Capital Guardian has employed or with which it has associated, or any employee thereof has not, in any material connection with the handling of Fund assets:

(a) been convicted, in the last 10 years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of sections 1341, 1342, or 1343 of Title 18, United States Code; or

(b) been found by any state regulatory authority, within the last 10 years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit or knowing misrepresentation; or

(c) been found by any federal or state regulatory authorities, within the last 10 years, to have violated or to have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit or knowing misrepresentation.

3. Expenses. During the term of this Agreement, Capital Guardian will pay all expenses incurred by it, its staff and their activities, in connection with its portfolio management under this Agreement. This does not include costs payable by the Fund, the Custodian or Pacific Mutual.

4. Compensation. For the services provided, Pacific Mutual will pay Capital Guardian a fee, payable monthly, based on the aggregate average daily net assets of the Growth Series, Equity Income Series and Multi-Strategy Series, at the annual rate of .50% of the aggregate average daily net assets of each Series up to $30 million, .40% of aggregate average daily net assets of each Series on the next $30 million and .35% of each Series' aggregate average daily net assets thereafter.

5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Capital Guardian hereby agrees that all records which it maintains for the Series are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. Capital Guardian further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records required by Rule 204-2 under the Investment Advisers Act of 1940 ("Advisers Act") for the period specified in the Rule.

6. Indemnification. Capital Guardian agrees to indemnify and hold harmless, Pacific Mutual, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of Pacific Mutual and each person, if any who, within the meaning of Section 15 of the Securities Act of 1933 (the "1933 Act"), controls ("controlling person") Pacific Mutual against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses), to which Pacific Mutual or such affiliated person or controlling person may become subject under the 1933 Act, 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of Capital Guardian's responsibilities as Portfolio Manager of the Fund which (1) may be based upon any wrongful act or omission by Capital Guardian, any of its employees or representatives or any affiliate of or any person acting on behalf of Capital Guardian, or (2) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Fund or any Series or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon written information furnished to Pacific Mutual, the Fund or any affiliated person of the Fund by Capital Guardian or any affiliated person of Capital Guardian; provided, however, that in no case is Capital Guardian's indemnity in favor of Pacific Mutual or any affiliated person or controlling person of Pacific Mutual deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of his duties or by reason of his reckless disregard of obligation and duties under this Agreement.

Pacific Mutual agrees to indemnify and hold harmless Capital Guardian, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of Capital Guardian and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls ("controlling person") Capital Guardian against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which Capital Guardian or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of Pacific Mutual's responsibilities as Investment Adviser of the Fund which (1) may be based upon any wrongful act or omission by Pacific Mutual, any of its employees or representatives or any affiliate of or any person acting on behalf of Pacific Mutual or (2) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering shares of the Fund or any Series or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading unless such statement or omission was made in reliance upon written information furnished to Pacific Mutual or any affiliated person of Pacific Mutual by Capital Guardian or any affiliated person of Capital Guardian; provided however, that in no case is the indemnity of Pacific Mutual in favor of Capital Guardian, or any affiliated person or controlling person of Capital Guardian deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of obligations and duties under this Agreement.

Except as may otherwise be required by the 1940 Act or the rules thereunder, the Fund agrees not to hold Capital Guardian, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of Capital Guardian and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls Capital Guardian liable, or subject to any damages, expenses or losses, in connection with any act or omission connected with or arising out of any investment advisory services rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Capital Guardian's duties or by reason of reckless disregard of Capital Guardian's obligations and duties under this Agreement.

7. Control. Notwithstanding any other provision of the Agreement, it is understood and agreed that Pacific Select Fund shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement and reserve the right to direct, approve or disapprove any action hereunder taken on their behalf by Capital Guardian.

8. Services Not Exclusive. It is understood that the services of Capital Guardian are not exclusive, and nothing in this Agreement shall prevent Capital Guardian from providing similar services to other investment companies (whether or not their investment objectives and policies are similar to those of the Series) or from engaging in other activities.

9. Duration and Termination. This Agreement shall become effective on the effective date of the Fund's Registration Statement. Unless terminated as provided herein, the Agreement shall remain in full force and effect for two years from such date and continue on an annual basis with respect to each Series unless terminated in accordance with the following sentence; provided that such annual continuance is specifically approved each year by (a) the vote of a majority of the entire Board of Trustees of the Fund, or by the vote of a majority of the outstanding voting securities of each Series (as defined in the 1940 Act), and (b) the vote of a majority of those Trustees who are not parties to this Agreement or interested persons (as such term is defined in the 1940
Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. In the event this Agreement is not approved in the manner described in the preceding sentence, the paragraph numbered six (6), of this Agreement shall remain in effect as well as any applicable provision of this paragraph numbered nine (9) and Capital Guardian shall not provide any services for the account or receive any fees on account of such Series that fail to so approve of this Agreement. Notwithstanding the foregoing, this Agreement may be terminated: (a) by Pacific Mutual at any time without penalty, upon sixty (60) days' written notice to Capital Guardian and the Fund (b) at any time without payment of any penalty by the Fund, upon the vote of a majority of the Fund's Board of Trustees or a majority of the outstanding voting securities of each Series, upon sixty (60) days' written notice to Capital Guardian, or (c) by Capital Guardian at any time without penalty by Capital Guardian, upon sixty (60) days' written notice to Pacific Mutual and the Fund. In the event of termination for any reason, all records shall promptly be returned to Pacific Mutual or the Fund, free from any claim or retention of rights by Capital Guardian: the Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940
Act).

10. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Series, and (ii) the Trustees of the Fund, including a majority of the Trustees of the Fund who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

11. Use of Name. It is understood that the name Pacific Select or any derivative thereof or logo associated with that name is the valuable property of Pacific Mutual and its affiliates, and that the Fund and/or the Series have the right to use such name (or derivative or logo) only so long as Pacific Mutual is Investment Manager to the Fund and/or the Series. Upon termination of the Investment Management Agreement between the Fund (or Series) and Pacific Mutual, the Fund (or Series) shall forthwith cease to use such name (or derivative or logo) and, in the case of the Fund, shall promptly amend its Agreement and Declaration of Trust to change its name.

It is understood that the name Capital, Capital Guardian Trust Company or any derivative thereof or logo associated with that name is the valuable property of Capital Guardian and its affiliates and that the Fund and/or the Series have the right to use such name (or derivative or logo) in offering materials of the Fund so long as Capital Guardian is Portfolio Manager to the Fund and/or the Series. Upon termination of the Portfolio Management Agreement between the Fund (or Series), Pacific Mutual, and Capital Guardian, the Fund (or Series) shall forthwith cease to use such name (or derivative or logo).

12.  Miscellaneous

a. This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder.

b. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

c. To the extent permitted under Section 9 of the Agreement this Agreement may not be assigned by any party without the prior written consent of the other parties.

d. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.

e. Nothing herein shall be construed as constituting Capital Guardian as an agent of the Fund or Pacific Mutual.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

PACIFIC MUTUAL LIFE INSURANCE COMPANY

Date: 11-20-87                           By /s/ WILLIAM D. CVENGROS
                                            Executive Vice President


CAPITAL GUARDIAN TRUST COMPANY

Date:  11-20-87                         By /s/ JAMES F. ROTHENBERG
                                           Executive Vice President & Treasurer


PACIFIC SELECT FUND

Date:  11-20-87                         By /s/ TC SUTTON
                                           President

CAPITAL GUARDIAN TRUST COMPANY
333 South Hope Street, Los Angeles, California 90071 - Telephone (213) 486-9200
- Telex 67-3320

September 24, 1993

Mr. Arthur M. Kesselhaut
Senior Executive Vice President
Pacific Mutual Life Insurance Company
700 Newport Center Drive
Newport Beach, California  92660

Dear Mr. Kesselhaut:

     This will confirm your telephone conversation with Paul Haaga as follows:

     1. Capital Guardian Trust Company ("CGTC") hereby tenders its resignation as Portfolio Manager for the Equity Income Series and the Multi-Strategy Series of Pacific Select Fund, effective as of the close of business on December 31, 1993.

     2. CGTC will continue to serve as Portfolio Manager for the Growth Series of Pacific Select Fund, subject to the understanding reflected in the following paragraphs as well as, of course, the terms of the Portfolio Management Agreement and the requirements of the Investment Company Act of 1940 relating to termination and annual renewal of investment advisory contracts.

     3. Assets underlying variable annuity contracts may continue to be invested in the Growth Series after December 31, 1993 only if the contracts were entered into on or before that date. This can include assets exchanged from other Series of Pacific Select Fund as well as assets representing additional investments in the qualifying contracts.

     4. Assets underlying variable life insurance contracts may continue to be invested in the Growth Series, even if such contracts are entered into after December 31, 1993.

     The net effect of our understanding is that CGTC will not manage the assets underlying any variable annuity contracts offered by Pacific Mutual Life Insurance Company or its affiliates that are entered into after December 31, 1993.

     We appreciate your cooperation and will be pleased to assist in the transition to new Portfolio Managers for the Equity Income Series and the Multi-Strategy Series.

                                                Sincerely,

                                                /s/ JAMES F. ROTHENBERG
                                                James F. Rothenberg

San Francisco Office: Four Embarcadero Center, Suite 1800, San Francisco, California 94111-4125 -Telephone (415) 421-0985
New York Office: 630 Fifth Avenue, 36th Floor, New York, New York 10111 - Telephone (212) 581-5000
Geneva Office: 3 Place des Bergues, 1201 Geneva, Switzerland